Exhibit 3.2

Number: 570385

Certificate of Incorporation

Public unlimited company with a share capital

I hereby certify that

STERIS IRISH FINCO

formerly registered as ULC - Private Unlimited Company

has this day been re-registered under the Companies Act 2014 as

Public unlimited company with a share capital

Given under my hand at Dublin, this

Thursday 18 March 2021

for Registrar of Companies	Signed By: On Behalf of The Registrar of Companies Signing Date: Thu, 18 Mar 2021 03:05:52 GMT +00:00 Reason: Certifying Signature Location: Dublin, Ireland Contact Info: digital.certs@cro.in